Exhibit 27-(h)(4)(g): Amendment dated as of July 24, 1997 to Participation Agreement by and among ReliaStar Life Insurance Company, Fidelity's Variable Insurance Products Fund II and Fidelity Distributors Corporation

AMENDMENT TO PARTICIPATION AGREEMENT AMONG

VARIABLE INSURANCE PRODUCTS FUND II

FIDELITY DISTRIBUTORS CORPORATION

and

RELIASTAR LIFE INSURANCE COMPANY

     WHEREASE, RELIASTAR LIFE INSURANCE COMPANY (the "Company"), VARIABLE INSURANCE PRODUCTS FUND II (the "Fund") and FIDELITY DISTRIBUTORS CORPORATION have previously entered into a Participation Agreement (the "Agreement") containing, among other things, certain arrangements concerning the formats in which the Company can receive Fund prospectuses and Statements of Additional Information; and

WHEREAS, the Company desires to receive electronic versions of the Fund's prospectus and Statement of Additional Information and supplements thereto;

NOW, THEREFORE, the parties do hereby agree to amend the Agreement to add the following to the provisions of Article III:

     The Company may also choose to receive the Fund's prospectus and Statement of Additional Information in electronic format. The file format shall be such as may be mutually agreed to by the Fund and the Company from time to time. The Company shall make no changes whatsoever to the file, or to the material constituting the printed output of the file, unless such changes shall have been approved in writing by the Fund or its designee. The Company shall be responsible for compliance with all regulatory requirements related to delivery of electronic prospectuses, including, without limitation, the 1940 Act, the 1933 Act, and related SEC releases.

IN WITNESS WHEREOF we have set our hand as of the 24th day of July, 1997.

RELIASTER LIFE INSURANCE COMPANY

By: /s/ Wayne R. Huneke

Name: Wayne R. Huneke

Title: Senior Vice President, Chief Financial Officer and Treasurer

VARIABLE INSURANCE PRODUCTS FUND II	FIDELITY DISTRIBUTORS CORPORATION

By: /s/ J. Gary Burkhead	By: /s/ Paul J. Hondros
J. Gary Burkhead	Paul J. Hondros
Senior Vice President	President